Exhibit 10.35

RF Monolithics Long Range Incentive Plan (LRIP) of 2009

(Adopted as of February 19, 2009)

OVERVIEW

The Plan is being implemented pursuant to the terms and conditions of the Omnibus Plan.

ELIGIBILITY

As recommended by the Chief Executive Officer and approved by the Committee, certain specified employees of the Company shall be eligible to participate in the Plan. The Chief Executive Officer and all other Covered Persons are also eligible to participate as approved by the Committee. Additional employees recommended by the Chief Executive Officer and approved by the Committee after the Plan’s adoption also will be eligible to participate in the Plan.

PARTICIPATION

Generally, those who are approved by the Compensation Committee to participate in a performance cycle during the first one-fourth of any measurement period (i.e., first 22 days of a fiscal quarter, three months of a year or 9 months of a three-year period) will participate in full as to that measurement period. Persons who become eligible to participate after the first one-fourth of a measurement period (if any) will participate in the measurement period on a pro rata basis, except that persons who become eligible to participate during the last three months of a performance cycle will not be eligible to participate in the performance cycle.

Pro rata awards will be determined on the basis of the number of completed days of employment during which the participant is actually working within the measurement period of the performance cycle. If there are no measurement periods associated with a performance cycle, proration shall be based solely on the term of the full performance cycle.

PERFORMANCE CYCLE

The Plan is based upon multi-year performance cycles selected by the Committee with an initial three-year performance cycle beginning on February 1, 2009 (which is not the date of grants of RSUs).

PARTICIPANTS’ RSU GRANTS

The number of RSUs issued to each Participant shall be approved by the Committee, and shall be subject to revision as provided herein and by the Committee. All RSUs shall be issued under the 1999 Plan (not approved by shareholders and limited to employees who are not Covered Persons), the 2006 Plan, or another shareholder-approved Company equity-based incentive plan as designated by the Committee.

PERFORMANCE CONDITIONS

Awards shall take the form of vesting of RSUs, may be achieved by a combination of one or both of (i) the Company attaining Performance Conditions (which may be imposed in the discretion of the Committee) and (ii) continuing to be employed by the Company at the end of the performance cycle (with certain exceptions set forth herein or approved by the Committee).

Performance Conditions, if imposed, will be met based on attainment of performance standards set by the Committee with respect to performance by the Company, a division of the Company, and/or the participant for a stated measurement period. Performance Conditions for a measurement period may not be altered after the conclusion of the measurement period, although before or after the conclusion of a measurement period the Committee may provide alternative performance conditions based upon future measurement periods during the same performance cycle.

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Performance Conditions may apply to performance in each quarter or each year in the performance cycle, to cumulative performance during multiple periods or to the entire performance cycle, or a combination of any two or more of the foregoing. If Performance Conditions are applied to performance in each quarter or year in the performance cycle, performance to target for the performance cycle may be divided by the number of quarters or years in the performance cycle and added together to determine the number of RSUs that may vest for the entire performance cycle.

THE RSU VESTING PROCESS

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The vesting of RSUs will obligate the Company to issue Company stock promptly after the completion of the performance cycle, subject to compliance with applicable law, the provisions of the Plan, and the other applicable equity-based incentive plan under which the RSU was granted. The number of shares of stock vested by a participant may be affected by attainment of Performance Conditions, if any, set by the Committee for the measurement periods during the performance cycle. Upon a determination of vesting, Company stock will be issued under, and subject to the terms and conditions of, the 1999 Plan, the 2006 Plan or such other shareholder-approved Company equity-based incentive plan as designated by the Committee.

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The Committee may reduce the amount of the vesting to occur pursuant to this Plan as to any participant who the Committee determines, in its sole discretion, is not performing up to Company standards at any time prior to vesting.

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If the Committee determines, in its sole discretion, that a participant has willfully engaged in any activity at any time, prior to the vesting of an RSU, that the Committee determines was, is, or will be harmful to the Company, the participant will forfeit any unpaid award.

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The Company shall have the right to satisfy all federal, state and local withholding tax requirements with respect to the award earned by reducing the number of earned shares of Company stock to be issued by the number of shares determined by dividing the amount of withholding required by the Fair Market Value.

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Determinations of entitlement to vesting will be made as soon as administratively practicable following the close of a performance cycle. A participant has no right to receive any Company stock until the RSU is determined to have vested by the Committee.

SITUATIONS AFFECTING THE PLAN

•	Change in Employment

•	Generally, a participant will be eligible for vesting of RSUs only if employment continues through the last day of the performance cycle.

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Because employee retention is an important objective of this Plan and awards do not bear a precise relationship to time worked within the calendar year or length of service with the Company, Participants who separate from employment prior to the end of the performance cycle (for reasons other than death, Total and Permanent Disability or Retirement) shall not receive any award attributable to that performance cycle.

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Partial vesting may be possible, however, depending upon the type of employment termination. In the event a participant (i) remains on payroll as an active employee at the end of a performance cycle, but is not actually working, whether or not on a leave of absence,

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(ii) Retires, dies or incurs a Total and Permanent Disability prior to the end of the performance cycle while actively employed or on a leave of absence, or (iii) is terminated as the result of a Divestiture, the participant may be entitled to a pro rata award based on the number of completed days of employment within each performance measurement period during the performance cycle in which the participant was actually working as an employee, provided that the participant is otherwise eligible for an award (including the whole or partial attainment of Performance Conditions, if any, for any measurement period that is prorated). If there are Performance Conditions on vesting, for measurement periods that have not been completed when a participant ceases employment, the Committee, in its sole discretion shall determine the probability of attaining any Performance Conditions as of participant’s termination date, and the prorated share to be vested shall be further adjusted by such probability. The table below summarizes how earned awards generally will be prorated in accordance with the type of employment termination:

If employment terminates due to...	The earned award will be...
Death	Pro rated based on the number of days of employment within each measurement period of the performance cycle (if there are Performance Conditions, only to the extent that any Performance Conditions are attained in whole or part).

Total and Permanent Disability	Pro rated based on the number of days of employment within each measurement period of the performance cycle (if there are Performance Conditions, only to the extent that any Performance Conditions are attained in whole or part).

Retirement	If the participant is not employed by the Company on a Vesting Date due to retirement, all of the restricted stock units which have not yet vested shall be forfeited; provided, however, that the Committee may in its sole and absolute discretion at any time before, or within 120 days after, the date of such termination of service determine that some or all of such restricted stock units shall vest.

Change in Employment in Connection with a Divestiture	Pro rated based on the number of days of employment within each measurement period of the performance cycle (if there are Performance Conditions, only to the extent that any Performance Conditions are attained in whole or part); or the acquirer shall provide an equivalent benefit.

Termination of Employment Because of Serious Misconduct	Forfeited.

Termination of Employment for any Other Reason than Described Above	Forfeited.

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For purposes of determining a prorated payout, completed days of employment will include only those calendar days in which the participant is an employee.

A prorated payout will be based on Company performance results through the date of termination and the Committee’s assessment of performance for any incomplete measurement periods. Company stock to be issued to an employee terminated before the end of the performance cycle will be issued promptly after the Committee’s estimation of performance for the remainder of the measurement period and determination of vesting.

Change in Control

If the Company undergoes a Change in Control as defined in the Omnibus Plan, the treatment of outstanding awards under this Plan shall be determined by the terms of the Omnibus Plan in effect at the time of the commencement of the performance cycle.

RESERVATION AND RETENTION OF COMPANY RIGHTS

•	The selection of any employee for participation in the Plan will not give that participant any right to be retained in the employment of the Company.

•	The Committee’s decision to make an RSU grant or to vest some or all of such RSU grant in no way implies that similar action may be taken in the future.

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Anyone claiming a benefit under the Plan will not have any right to or interest in any Company stock unless and until all terms, conditions, and provisions of the Plan that affect that person have been fulfilled as specified herein.

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No employee will at any time have a right to be selected for participation in a future performance period for any fiscal year, despite having been selected for participation in a previous performance period.

ADMINISTRATION

It is expressly understood that the Committee has the discretionary authority to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan, all of which will be binding upon the participant.

GENERAL PROVISIONS

•	RSUs or other Plan rights of a participant may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

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All obligations of the Company under the Plan with respect to vesting of RSUs, and the corresponding rights granted thereunder, will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or other acquisition of all or substantially all of the business and/or assets of the Company.

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In the event that any provision of the Plan will be held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provision had not been included.

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No participant or beneficiary will have any interest whatsoever in any specific asset of the Company. To the extent that any person acquires a right to receive Company stock under the Plan, such right will be no greater than the right of any unsecured general creditor of the Company.

•	This Plan constitutes a legal document which governs all matters involved with its interpretation and administration and supersedes any writing or representation inconsistent with its terms.

DEFINITIONS

1999 Plan: the Company’s 1999 Equity Incentive Plan, under which shares may be issued only to persons who are not Covered Persons. The 1999 Plan has not been approved by the Company’s stockholders.

2006 Plan: the Company’s 2006 Equity Incentive Plan, which has been approved by the Company’s stockholders.

Company: RF Monolithics, Inc. and its Subsidiaries.

Committee: the Compensation Committee of the Board of Directors.

Covered Employee: a covered employee within the meaning of Section 162(m)(3) of the Internal Revenue Code.

Covered Persons: officers (as such term is defined in Rule 16a-1(f) under the Securities Exchange Act of 1934) of the Company.

Divestiture: the sale, lease, outsourcing arrangement, spin-off or similar transaction wherein a Subsidiary is sold or whose shares are distributed to the RF Monolithics stockholders, or any other type of asset transfer or transfer of any portion of a facility or any portion of a discrete organizational unit of RF Monolithics or a Subsidiary.

ESC: the Company’s Executive Steering Committee.

Fair Market Value: the closing price of one share of RF Monolithics common stock on Nasdaq on the trading day immediately before the date on which the Committee certifies the number of shares of Company stock vesting pursuant to the RSUs and the Plan.

Omnibus Plan: the RF Monolithics Omnibus Incentive Plan of 2007, or any successor plan.

Performance Conditions: the specific conditions relating to Company performance, division performance and/or participant performance that may be set by the Committee for a measurement period. If Performance Conditions are stated, attaining stated Performance Conditions shall be a requirement for the vesting of RSUs under the Plan.

Plan: the RF Monolithics Long Range Incentive Plan (LRIP) of 2009.

RSU: a restricted stock unit.

Subsidiary: an entity of which RF Monolithics owns directly or indirectly at least 50% and that RF Monolithics consolidates for financial reporting purposes.

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Serious Misconduct: any misconduct that is a ground for termination under the RF Monolithics Standards of Business Ethics Policy, or human resources policies, or other written policies or procedures.

Total and Permanent Disability: as established by applicable RF Monolithics policy or as required by law.

If a term is used but not defined, it has the meaning given such term in the Omnibus Plan.

AMENDMENT, MODIFICATION, AND TERMINATION

Except as expressly provided by law, this Plan is provided at the Company’s sole discretion and the Committee may modify or terminate it at any time, prospectively or retroactively, without notice or obligation for any reason; provided, however, that no such action may adversely affect a participant’s rights under the Plan subsequent to such time as negotiations or discussions which ultimately lead to a Change in Control have commenced. In addition, there is no obligation to extend the Plan or establish a replacement plan in subsequent years.

APPLICABLE LAW

To the extent not preempted by federal law, or otherwise provided by local law, the Plan will be construed in accordance with, and governed by, the laws of the state of Texas without regard to any state’s conflicts of laws principles. Any legal action related to this Plan shall be brought only in a federal or state court located in Texas.

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